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[LOGO]-Registered Trademark- SEAFIRST BANK
                               MEMBER FDIC
                                                            BORROWING AGREEMENT
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LOAN.     By accepting this agreement from DIRECT FOCUS CORPORATION, a
WASHINGTON corporation ("Borrower"), the chief executive office of which is located at 2200 NE 65TH AVENUE, VANCOUVER, WA 98661, Bank of America National Trust and Savings Association, doing business as Seafirst Bank (including its successors and/or assigns "Bank") promises to lend to Borrower the principal amount of $5,000,000.00 (the "Loan") on a revolving basis until MARCH 31, 1999, with no more than $5,000,000.00 to be outstanding at any one time. Any one or more of the following persons are authorized to request and direct disbursement of loan proceeds under this agreement: Brian Cook
                                        --------------------------------
                                        Rod Rice
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------------------------------------------------------------------------.

PAYMENT. In return, Borrower promises to pay to the order of Bank the principal amount of $5,000,000.00, or such lesser amount as is advanced under the Loan, plus interest determined in accordance with Exhibit B attached to this agreement, calculated on the basis of actual number of days elapsed over a year of 360 days (together the "Obligations"), to be paid as follows: all outstanding principal to be paid in full on MARCH 31, 1999, with all accrued interest to be paid on the last day of each month, beginning the last day of DECEMBER, 1998, and upon maturity or acceleration of the Obligations. Bank is authorized to automatically debit each required installment of principal and/or interest from Borrower's checking account number 68578210 at Bank, or such other deposit account at Bank as Borrower may authorize in the future. If a payment is 10 days or more late, Borrower, at Bank's option, will be charged 5.000% of the regularly scheduled payment or $20.00, whichever is greater.

FEE ON UNUTILIZED PORTION OF LINE: Borrower shall pay a fee of 0.25% per annum upon the average unused portion of the line of credit, collected quarterly.

COLLATERAL. To secure the Obligations, Borrower grants to Bank a security interest in Borrower's accounts, general intangibles, documents, instruments, chattel paper, deposit accounts, inventory, equipment, all whether now owned or hereafter acquired, and all proceeds and products thereof, and any such other collateral as may be granted to Bank in a document referring to this agreement (the "Collateral").

CONDITIONS. Bank shall have no obligation to advance funds to Borrower until:

- Borrower and every other party whose signature is required on this agreement has signed this agreement.

- Borrower has delivered to Bank all signed documents necessary to perfect Bank's security interests granted in this agreement.

- Bank has received proof satisfactory to Bank that all insurance required under this agreement is in effect.

COVENANTS. Borrower shall deliver to Bank:

- within 30 days of quarter's end, Borrower's quarterly balance sheet and income statement, which may be internally prepared, certified by an officer of Borrower as true and correct.

- within 120 days of each fiscal year end, Borrower's year-end balance sheet, income statement, and statement of cash flows, which shall be audited by an independent certified public accountant.

- such other financial information as Bank may reasonably request from time to time.

Borrower shall also:

- maintain replacement value insurance on all tangible Collateral against all risks, casualties, and losses through extended coverage or otherwise, with such policy or policies naming Bank as loss payee, as its interests may appear.

- give Bank prompt written notice of any material adverse change in Borrower's financial condition. On the basis of a comprehensive review and assessment of Borrower's systems and equipment and inquiry made of Borrower's material suppliers, vendors, and customers, Borrower reasonably believes that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips in noncomputing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31, 1999), including costs of remediation, will not result in a material adverse change in the operations, business, properties, condition (financial or otherwise) or prospects of Borrower. Borrower has developed feasible contingency plans adequately to ensure uninterrupted and unimpaired business operation in the event of failure of its own or a third party's systems or equipment due to the Year 2000 problem, including those of vendors, customers, and suppliers, as well as a general failure of or interruption in its communications and delivery infrastructure.

- keep accurate and complete books, accounts, and records, and during normal business hours, as often as Bank may reasonably request, permit Bank's authorized agents or employees to have access to Borrower's premises and financial records, and to make copies or abstracts of such records.

- defend and hold Bank harmless from and against any and all claims, demands, penalties, fees, liens, damages, losses, expenses, and liabilities arising out of or in any way connected with any alleged or actual past or future presence on or under any of Borrower's real property of any hazardous or toxic waste or substances from any cause whatsoever; and prepare and deliver to Bank any environmental questionnaire Bank may reasonably require with respect to Borrower's real property. This covenant shall be independent of any similar covenant secured by the real property and shall survive any foreclosure of a deed of trust covering the property. "Hazardous or toxic waste or substances" means any substance or material defined or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance or other similar term by any applicable federal, state, or local statute, regulation, or ordinance now or hereafter in effect.

- maintain at all times a ratio of total indebtedness to Tangible Net Worth of not more than 1.25 to 1, measured quarterly.

- maintain at all times a ratio of current assets to current liabilities of not less than 2.00 to 1, measured quarterly.

- maintain at all times a minimum debt coverage ratio of 1.50 to 1, measured on a rolling four-quarter average. Debt coverage ratio defined as (Net Income + Depreciation + Amortization + Interest) divided by (CPLTD + Interest).

- maintain an out of debt period on the obligation for 45 consecutive days annually.

                                                                          Page 1

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-    not incur aggregate Capital Expenditures in excess of $2,000,000.00 during any fiscal year.

- use the proceeds of the Loan only for the following purpose: short-term operating expenses.

REMEDIES. If Borrower violates any promise of this agreement; or Borrower defaults under any other agreement with Bank; or if any guarantor of the Obligations violates any of its promises to Bank; or if anything should happen or is reasonably likely to happen which significantly impairs Borrower's financial condition, the value of the Collateral, or Bank's prospects for repayment of the Obligations, Bank may refuse to make any further advances of funds to Borrower, may immediately demand payment in full of all Obligations (which, at Bank's option, shall bear interest from the date of such demand at a rate 4% in excess of the rate otherwise applicable under this agreement), and may use any one or more of its remedies given under this agreement or by the laws of the State of Washington. Borrower shall, if demanded by Bank, pay all of Bank's costs, expenses, and attorneys' fees (including the cost of in-house counsel) incurred in collecting the Obligations, or arising out of the transaction reflected by this agreement, which is governed by the laws of Washington. If neither party elects or has the right to elect arbitration under the following paragraph, any lawsuit relating to this agreement may be brought in a court located in King County, Washington, or at Bank's option where necessary to obtain jurisdiction over any Borrower, guarantor, or Collateral.

ARBITRATION. Any dispute relating to this agreement (in contract or tort) shall be settled by arbitration if requested by Bank, Borrower, or any other party to the dispute (such as a guarantor); PROVIDED, however, that both Bank and Borrower must consent to a request for arbitration relating to an obligation secured by real property or a marine vessel. The arbitration proceedings shall be held in Seattle, Washington by the American Arbitration Association under its commercial rules of arbitration, by a single arbitrator. The United States Arbitration Act will apply. Judgment upon the arbitration award may be entered in any court having jurisdiction. Commencement of a lawsuit shall not constitute a waiver of the right of any party to request arbitration if the lawsuit is contested. Likewise, any party may exercise self-help remedies such as setoff, foreclosure, repossession, or sale of any collateral before, after, or during arbitration without waiving the right to request arbitration. At Bank's option, foreclosure under a deed of trust may be made judicially (as a mortgage) or nonjudicially (by power of sale).

DEFINITIONS. For purposes of this agreement, terms defined in the Washington version of the Uniform Commercial Code, R.C.W. Section 62A.9-101, ET SEQ. ("UCC"), and not otherwise defined in this agreement, shall have the meaning given in the UCC; and an accounting term not otherwise defined in this agreement shall have the meaning assigned to it under generally accepted accounting principles. "Reference rate" shall mean the rate of interest publicly announced from time to time by Bank in San Francisco, California, as its "Reference Rate." The Reference Rate is set based on various factors, including Bank's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate. "Tangible Net Worth" shall mean the excess of total assets over total liabilities, excluding, however, from the determination of total assets (a) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges, including unamortized debt discount and research and development costs), (b) treasury stock, (c) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence, or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with Borrower's business, and (e) any revaluation or other write-up in book value of assets subsequent to the fiscal year of Borrower last ended at the date Tangible Net Worth is being measured.

AMENDMENTS. This agreement can only be amended in writing, signed by the party to be bound by such amendment. If Borrower shall enter into, or has entered into, other borrowing agreements with Bank, each such agreement shall supplement the other, and Borrower must comply with each such agreement independently, unless otherwise agreed in writing by Bank. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

This agreement is dated December 16, 1998.

Bank:

SEAFIRST BANK

By      [Illegible]
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Title   Vice President
       -----------------------------------

Borrower:

DIRECT FOCUS CORPORATION

By:     [Illegible]
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Title:  CFO
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               Exhibit B to Borrowing Agreement dated December 16, 1998

                          EXHIBIT B-1 -- INTEREST PROVISIONS

     All terms used in Exhibit B-1 or B-2 shall have the meaning given in the Agreement or as defined in B-2 below:

     1.1 INTEREST RATES. The advances under the Agreement shall bear interest from their respective date of advance on the unpaid principal balance outstanding from time to time at the Floating Rate or a Fixed Rate as selected by Borrower.

     1.2 PROCEDURE. Borrower may give Bank an irrevocable notice (written or oral) specifying the election of the Adjusted LIBOR Rate option, the amount to be borrowed at or fixed at the Adjusted LIBOR Rate, the requested Interest Period, and the requested Commencement Date, three Business Days before the requested Commencement Date. The interest rate on the amount specified shall then be fixed at the Adjusted LIBOR Rate determined two London Banking Days before the requested Commencement Date.

     1.3 RESTRICTIONS. Each Interest Period shall be one, two, three, or six months, or one year, but in no event shall the Interest Period extend beyond the maturity date of the advances under the Agreement. Each Fixed Rate Loan shall be in a minimum principal amount of $500,000.

     1.4 PREPAYMENTS. If Borrower prepays all or any portion of a Fixed Rate Loan prior to the end of an Interest Period, there shall be due at the time of any such prepayment a prepayment fee equal to the amount (if any) by which:

          (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the Interest Period exceeds

          (ii) the interest which would have been recoverable by Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period.

     1.5 REVERSION TO FLOATING. Advances under the Agreement shall bear interest at the Floating Rate unless a Fixed Rate is specifically selected. At the termination of any Interest Period, the interest rate on such principal shall revert to the Floating Rate unless Borrower directs otherwise pursuant to
Section 1.2 above.

     1.6 INABILITY TO PARTICIPATE IN MARKET. If Bank in good faith cannot participate in the Eurodollar market for legal or practical reasons, there shall be no Fixed Rate option. Bank shall notify Borrower of and when it again becomes legal or practical to participate in the offshore dollar market, at which time there shall again be a Fixed Rate option.

     1.7 MODIFICATION TO FIXED RATE CALCULATIONS. If, after the date of the setting of a Fixed Rate, there is a change in any law, rule, or regulation, or in the interpretation or administration thereof, by any governmental authority, central bank, or comparable agency, or compliance by Bank with any request or direction (whether or not having the force of law) of any such authority, central bank, or comparable agency that subjects Bank to additional costs or relieves Bank of costs, or in Bank's reasonable opinion reduces or increases the amount of any payment received or receivable by Bank under the Obligations by reason of obtaining funds in the offshore U.S. dollar deposit market, through imposition or reduction of taxes (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdictions in which Bank's principal office is located), reserves, or any other conditions, then for any Interest Period commencing thereafter for Fixed Rate Loans, the formulas for calculating the Fixed Rate shall be modified to reflect and include the impact of such change whether or not Bank purchases funds in the applicable offshore U.S. dollar deposit market.

     1.8 BASIS OF QUOTES. Borrower acknowledges that Bank may or may not in any particular case actually match-fund the fixing of a Fixed Rate. FDIC assessments, and Federal Reserve Board reserve requirements, if any are assessed, will be based on Bank's best estimates of its marginal cost for each of these items. Whether such estimates in fact represent the actual cost to Bank for any particular offshore deposit or maintaining interest at a Fixed Rate will depend upon how Bank actually chooses to fund the Fixed Rate Loan. By electing a Fixed Rate, Borrower waives any right to object to Bank's means of calculating the Fixed Rate quote accepted by Borrower.

                              EXHIBIT B-2 -- DEFINITIONS

     2.1 ADJUSTED LIBOR RATE shall mean for any day that per annum rate equal to the sum of (a) a margin of 2.00%, (b) the Assessment Rate, and (c) the quotient of (i) the LIBOR Rate as determined for such day, divided by
(ii) the Reserve Adjustment. The Adjusted LIBOR Rate shall change with any change in the LIBOR Rate on the first day of each Interest Period and on the effective date of any change in the Assessment Rate or Reserve Adjustment.

     2.2 AGREEMENT shall mean the attached Borrowing Agreement dated December 16, 1998.

     2.3 ASSESSMENT RATE shall mean as of any day the minimum annual percentage rate established by the Federal Deposit Insurance Corporation (or any successor) for the assessment due from members of the Bank Insurance Fund (or any successor) in effect for the assessment period during which said day occurs based on deposits maintained at such members' offices located outside of the United States, in determination of an Adjusted LIBOR Rate.

     2.4 BUSINESS DAY shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington, or London, England, are authorized or required by law to close.

     2.5 COMMENCEMENT DATE shall mean the first day of any Interest Period as requested by Borrower.

     2.6  FIXED RATE shall mean the Adjusted LIBOR Rate.

     2.7 FIXED RATE LOAN shall mean principal of the Obligations accruing interest at the Adjusted LIBOR Rate.

     2.8  FLOATING RATE shall mean the reference rate plus 0.00% per annum.

     2.9 INTEREST PERIOD shall mean the period commencing on the date of any advance at, or conversion to, a Fixed Rate and ending on any date thereafter as selected by Borrower, subject to the restrictions of Section 1.3 of Exhibit B-1. If any Interest Period would end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day.

     2.10 LIBOR RATE shall mean for any Interest Period the per annum rate, calculated on the basis of actual number of days elapsed over a year of 360 days, for U.S. Dollar deposits for a period equal to the Interest Period appearing on the display designated as "Page 3750" on the Telerate Service (or such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m., London time, on the day which is two Business Days prior to the first day of the Interest Period. If there is no period equal to the Interest Period on the display, the LIBOR Rate shall be determined by straight-line interpolation to the nearest month (or week or day if expressed in weeks or days) corresponding to the Interest Period between the two nearest neighboring periods on the display.

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     2.11 LONDON BANKING DAY shall mean any day upon which banks in London,
England, are open for business and dealing in offshore dollars.

     2.12 RESERVE ADJUSTMENT shall mean as of any day the remainder of one minus that percentage (expressed as a decimal) which is the highest of any such percentages established by the Board of Governors of the Federal Reserve System (or any successor) for required reserves (including any emergency, marginal, or supplemental reserve requirement) regardless of the aggregate amount of deposits with said member bank and without benefit of any possible credit, proration, exemptions, or offsets for time deposits established at offices of member banks located outside of the United States or for eurocurrency liabilities, if any.